                                                                  Exhibit 10.1


                                    AGREEMENT


         This Agreement (this "Agreement") is made and entered into as of December 23, 2002 by and among Trident Systems International, Inc., a Nevada corporation ("Trident") and National Employment Alternatives, Inc., a New Jersey corporation ("NEA").

                              Preliminary Statement

         Trident desires to purchase, and NEA desires to sell, certain of the assets of NEA constituting NEA's Professional Employer Organization ("PEO") business (the "Business"), for the consideration set forth below, subject to the terms and conditions of this Agreement.

         NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

         1.  SALE OF THE BUSINESS

         1.1  THE TRANSACTION

         The subject matter of this Agreement shall be the purchase by Trident of the Business from NEA, in the form, as further described herein, of an assignment by NEA to Trident of NEA's agreements with its PEO clients (the "NEA Clients") and the hiring by Trident of those NEA employees, who provide services at the NEA Client work sites ("Worksite Employees").

         1.2  ASSIGNMENT OF CONTRACTS

         Subject to and upon the terms and conditions of this Agreement, at the closing of the transactions contemplated by this Agreement (the "Closing"):

         (a) NEA shall sell, transfer, convey, assign and deliver to Trident, and Trident shall purchase from NEA, free and clear of all liens, liabilities, security interests, and encumbrances of any nature whatsoever, all rights under all contracts, agreements, licenses, purchase orders and other instruments pursuant to which NEA provides PEO services to clients as specifically set forth in Schedule "A" hereto (collectively, the "Contract"); and

         (b) NEA shall hereby assign and deliver to Trident all books and records; accounts; customer lists; customer and sales prospect list for the past three (3) years; correspondence; technical, accounting, procedural manuals; employment and personnel records; and other useful business records, including electronic media, and any confidential or other information which has been reduced to writing, utilized in the conduct of or relating to the Business, subject to NEA's right to retain copies thereof which NEA reasonably requires for its record keeping obligations.

         (c) AAMPRO shall license the epractice software suite from ProMana Technologies to be negotiated as quickly as possible. The NEA clients shall be subject to the fee and royalty schedule consummated between the parties while the software is utilized.

         1.3  SECURITY DEPOSITS

         NEA hereby assigns to Trident, clear of all liens, liabilities, security interests, and encumbrances of any nature whatsoever, the security deposits posted by the NEA Clients, which represent the net payroll amount for each such NEA Client Worksite Employees for one (1) customary payroll period.

         1.4  FURTHER ASSURANCES.

         NEA and Trident shall each use its best efforts to obtain as promptly as possible written consents to the transfer, assignment or sublicense to Trident of all agreements, commitments, purchase orders, contracts, licenses, rights and other contract documents being transferred hereunder where the approval or other consent of any other person is required. The parties agree to use their best efforts to obtain such approval or consent or, in the event that any such approval or consent cannot be obtained, to obtain a satisfactory substitute for such transfer, assignment or sublicense.

         1.5  NO ASSUMPTION OF LIABILITIES.

         Trident shall not assume any of the liabilities of NEA related to the conduct of the Business prior to the Closing and NEA represents, warrants and agrees that Trident shall not be or become liable for any claims, demands, liabilities or obligations not expressly assumed in this Agreement of any kind whatsoever arising out of or relating to the conduct of the Business by NEA or otherwise owed by NEA relating to periods prior to the date of the Closing. Without limiting the foregoing, Trident shall not at the Closing assume or agree to perform, pay or discharge, and NEA shall remain unconditionally liable for, all obligations, liabilities and commitments, fixed or contingent, of NEA, including but not limited to:

                  (i) severance, termination or other payments or benefits (including but not limited to post-retirement benefits);

                  (ii) worker's compensation claims arising from events prior to the Closing;

                  (iii) stock option or other stock-based awards made to the Worksite Employees;

                  (iv) liabilities for any federal, state, local or foreign income taxes (including interest, penalties and additions to such taxes) or any deferred income taxes of NEA;

                  (v) liabilities for any payroll taxes accrued prior to the Closing; and

                  (vi) liabilities incurred for violations of occupational safety, wage, health, welfare, employee benefit or environmental laws or regulations prior to the Closing.

         1.6 PURCHASE PRICE. In consideration of the transfer of the Business by NEA to Trident hereunder, and subject to the terms and conditions herein, Trident shall pay to NEA a purchase price (the "Purchase Price") of Forty-Five Thousand ($45,000.00) Dollars, payable as follows:

         (a) Five Thousand ($5,000.00) Dollars paid at the Closing; plus

         (b) Five Thousand ($5,000.00) Dollars per month for a period of eight
         (8) months payable on the Tenth (10th) day of each month commencing in February 2003.

         1.7 PURCHASE PRICE ADJUSTMENTS. The Purchase Price shall be subject to adjustment as follows:

         In the event that the average monthly gross margin per Worksite Employee, for the three (3) month period after the Closing, shall be less than $61.75 per employee, the Purchase Price shall be reduced on a pro rata basis based upon the ratio of the actual per employee gross margin divided by $65.00.

         In the event of a reduction in the Purchase Price pursuant to this
Section 1.5, the monthly payments as set forth in Section 6.4(b) shall be reduced in the amount of any such reduction.

         1.8  THE CLOSING.

         The Closing shall take place at the offices of Ellenoff, Grossman, Schole & Cyruli, LLP, 370 Lexington Avenue; New York, NY 10017 on December 23, 2002 or such later date or location as may be mutually agreed to by the parties (the "Closing Date").

         2.  REPRESENTATIONS OF NEA

         NEA represents and warrants to Trident as follows:

         2.1 CONTRACTS. (a) Schedule "A" contains a true, complete and correct list and description of the contracts and agreements, whether written or oral, which relate to the Business and which are to be assigned from NEA to Trident at Closing.

         (b) Each Contract is a valid and binding agreement of NEA, enforceable against the parties thereto in accordance with its terms, and NEA has no knowledge that any Contract is not a valid and binding agreement of the other parties thereto:

         (c) NEA has fulfilled all material obligations required pursuant to the Contracts to have been performed by it prior to the date hereof;

         (d) NEA is not in breach of or default under any Contract, and no event has occurred which with the passage of time or giving of notice or both would constitute such a default, result in a loss of rights or result in the creation of any lien or charge, thereunder or pursuant thereto (an "Inchoate Default"); and

         (e) To the best knowledge of NEA, there is no existing breach or default by any other party to any Contract, and no Inchoate Default.

         (f) The continuation, validity and effectiveness of each Contract would not be affected by the transfer thereof to Trident under this Agreement and all such Contracts are assignable to Trident without a consent.

         (g) True, correct and complete copies of all of the foregoing contracts and agreements (other than all unfilled purchase orders and all unfilled customer orders), including but not limited to the Contracts have been delivered to Trident.

         2.2 BOOKS AND RECORDS. The general ledgers and books of account of NEA with respect to the Business, and all other books and records of NEA with respect to the Business are in all material respects complete and correct and have been maintained in accordance with good business practice and in accordance with all applicable procedures required by laws and regulations.

         2.3  EMPLOYEE RELATIONS.

         (a) NEA is in compliance with all material federal, state, local and foreign laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and is not engaged in any unfair labor practice, and there are no arrears in the payment of wages or taxes or workers compensation assessments or penalties.

         (b) None of NEA's Employees are represented by any labor union;

         (c) there is no unfair labor practice complaint against NEA pending before the National Labor Relations Board or any state, foreign, or local agency affecting NEA;

         (d) there is no pending labor strike or other material labor trouble affecting NEA (including but not limited to any organizational campaign);

         (e) there is no material labor grievance pending against or affecting NEA;

         (f) there is no pending organizing activities respecting the Worksite Employees;

         (g) there are no pending arbitration proceedings arising out of or under any collective bargaining agreement to which NEA is a party, or to the best knowledge of NEA, any basis for which a claim may be made under any collective bargaining agreement to which NEA is a party affecting the Worksite Employees; and

         (h) there is no pending litigation, or other proceeding or basis for an unasserted claim against NEA by any employee or group of employees or independent contractor or group of independent contractors which is based on claims arising out of any employee's or group of employees' employment relationship with NEA or any independent contractor's or group of independent contractors' independent consulting relationship with NEA (insofar as such relationship pertains to the Business of NEA), including but not limited to claims for contract, tort, discrimination, employee benefits, commissions, wrongful termination, age discrimination, sexual harassment, sexual discrimination and any and all common law or statutory claims.

         2.4 PREPAYMENTS AND DEPOSITS. Except as assigned herein, NEA has no additional prepayments or deposits from the NEA Clients. All deposits shall be transferred to the new accounts as quickly as practically possible.

         2.5 BROKERS. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by NEA without the intervention of any other person in such manner as to give rise to any valid claim for a finder's fee, brokerage commission or other like payment.

         2.6 NON-SOLICITATION. NEA shall not for a period of three (3) years from the date of this transaction solicit or cause to solicit on its behalf or on behalf of others any present or future clients or employees of AAMPRO, Inc. or any of its affiliates, subsidiaries, successors and assigns.

         3.  CONFIDENTIALITY; PUBLIC ANNOUNCEMENTS

         3.1 CONFIDENTIALITY. All information not previously disclosed to the public or not generally known to persons engaged in the business of NEA or Trident which shall have been furnished by Trident or NEA to the other party in connection with the transactions contemplated hereby shall not be disclosed by such receiving party to any person other than their respective employees, directors, attorneys, accountants or financial advisors or other than as contemplated herein. In the event that the transactions contemplated by this Agreement shall not be consummated, all such information which shall be in writing shall be returned to the party furnishing the same, including, to the extent reasonably practicable, all copies or reproductions thereof which may have been prepared, and neither party shall at any time thereafter disclose to third parties, or use, directly or indirectly, for its own benefit, any such information, written or oral, about the business of the other party hereto.

         3.2 PUBLIC ANNOUNCEMENTS. NEA shall not make or issue, or cause to be made or issued, any announcement or written statement concerning this Agreement or the transactions contemplated hereby for dissemination to the general public without the prior consent of Trident except as required by law.

         4.  EMPLOYEE MATTERS.

         4.1 WORKSITE EMPLOYEES. NEA has furnished to Trident a list containing the names of all Worksite Employees, including each such employee's status, social security number and current compensation.

         4.2 REPORTING OF DATA. Trident and NEA shall compile and furnish to each other such actuarial and employee data as shall be required from time to time for each party to perform and fulfill its obligations under this Section 4.

         4.3 PENDING LITIGATION. With respect to any litigation pending, or to the knowledge of NEA threatened, which claim alleges violation of any nondiscrimination laws, collective bargaining agreements, employment contract and termination thereof or wage and hour laws, NEA shall fully defend such claim. NEA shall be responsible for any monetary damages awarded in connection therewith. It is understood by the parties that if NEA chooses to settle any matter relating to any of the foregoing, including the terms and conditions thereof of any back pay claims, such settlement shall be at the sole discretion of NEA and NEA shall be solely responsible for the payment or performance of any such settlement terms.

         5. POST-CLOSING AGREEMENTS.

         5.1 SALES LEADS. For a period of one (1) year after the Closing, NEA shall promptly provide Trident or its designee with all PEO-related sales leads received by NEA.

         5.2  PROPRIETARY INFORMATION.

         (a) NEA shall hold in confidence, and use its best efforts to have all officers, shareholders, directors and personnel hold in confidence, all knowledge and information of a secret or confidential nature with respect to the Business, and shall not disclose, publish or make use of the same without the consent of Trident, except to the extent that such information shall have become public knowledge other than by breach of this Agreement by NEA or by any other persons who have agreed not to disclose, publish or make use of such information.

         (b) NEA agrees that the remedy at law for any breach of this Section
10.1 would be inadequate and that Trident shall be entitled to injunctive relief in addition to any other remedy it may have upon breach of any provision of this
Section 10.1.

         5.3 SHARING OF DATA. NEA shall have the right for a period of seven years following the date hereof to have reasonable access to such books, records and accounts, including financial and tax information, correspondence, production records, employment records and other similar information as are transferred to Trident pursuant to the terms of this Agreement for the limited purposes of concluding its involvement in the business of NEA prior to the date hereof and for complying with its obligations under applicable securities, tax, environmental, employment or other laws and regulations. Trident shall have the right for a period of seven years following the date hereof to have reasonable access to those books, records and accounts, including financial and tax information, correspondence, production records, employment records and other records which are retained by NEA pursuant to the terms of this Agreement to the extent that any of the foregoing relates to the Business transferred to Trident hereunder or is otherwise needed by Trident in order to comply with its obligations under applicable securities, tax, environmental, employment or other laws and regulations.

         5.4 COOPERATION IN LITIGATION. Each party hereto will fully cooperate with the other in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by such party relating to or arising out of the conduct of the Business prior to or after the date hereof (other than litigation arising out of the transactions contemplated by this Agreement and except as otherwise expressly provided herein). The party requesting such cooperation shall pay the out-of-pocket expenses (including legal fees and disbursements) of the party providing such cooperation and of its officers, directors, employees and agents reasonably incurred in connection with providing such cooperation, but shall not be responsible to reimburse the party providing such cooperation for such party's time spent in such cooperation or the salaries or costs of fringe benefits or similar expenses paid by the party providing such cooperation to its officers, directors, employees and agents while assisting in the defense or prosecution of any such litigation or proceeding.

         6. INDEMNIFICATION AND REIMBURSEMENT.

         6.1  INDEMNIFICATION.

         NEA shall indemnify, defend and hold harmless Trident and any parent, subsidiary or affiliate thereof and all directors, officers, employees, agents and consultants of each of the foregoing (collectively, the "Trident Group") from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities (whether absolute, accrued, contingent or otherwise), costs and expenses, including but not limited to, interest, penalties and attorneys' fees and expenses (collectively, "Damages"), asserted against, imposed upon or incurred by the Trident Group or any Stockholder thereof, directly or indirectly, by reason of or resulting from or relating to any of the following:

                  (i) liability and obligation of NEA;

                  (ii) misrepresentation or breach of warranty or covenant or agreement by NEA made or contained in this Agreement or in any certificate or other instrument furnished or to be furnished to Trident under this Agreement;

                  (iii) failure to comply with any bulk sales or similar laws applicable to the transaction's contemplated hereby; and

                  (iv) litigation or other claim arising from acts, failures to act or events which occurred prior to the date hereof including, without limitation, the remediation of environmental conditions attributable to the conduct of the Business at any of NEA Facilities, prior to the date hereof and claims for product failure or defect (including but not limited to claims for personal injury, property damages and breach of warranty) which relate to any product manufactured or sold prior to the date hereof.

         6.2 NOTICE AND DEFENSE OF CLAIMS. NEA's obligations and liabilities hereunder with respect to claims resulting from the assertion of liability by Trident or third parties shall be subject to the following terms and conditions:

         (a) Notice. Trident shall give prompt written notice to NEA of any claim or event known to it which does or may give rise to a claim by Trident against NEA for which Trident believes it is entitled to indemnification pursuant to this Section 6 of this Agreement, stating the nature and basis of said claims or events and the amounts thereof, to the extent known, and in the case of any claim, action, suit or proceeding brought by any third party, a copy of any claim, process or legal pleadings with respect thereto promptly after any such documents are received by the indemnified party. Such notice shall be given in accordance with Section 7 hereof.

         (b) Third Party Claims or Actions. In the event any claim, action, suit or proceeding is made or brought by any third party against Trident, with respect to which NEA may have liability for Damages under this Section 6 of this Agreement, NEA shall, at its own expense, be entitled to participate in and, to the extent that it shall wish, jointly and with any other indemnifying party, to assume the defense, with independent counsel reasonably satisfactory to Trident, provided that in assuming the defense of any such third party claim, action, suit or proceeding, NEA acknowledges in writing to Trident that NEA shall thereafter be liable for any Damage with respect to such claim, action, suit or proceeding.

         (ii) If NEA elects to assume control of such defense or settlement, it shall conduct such defense or settlement in a manner reasonably satisfactory and effective to protect Trident fully; such company and its counsel will keep Trident fully advised as to its conduct of such defense or settlement, and no compromise or settlement shall be agreed or made without the written consent of Trident. In any case, Trident shall have the right to employ its own counsel and such counsel may participate in such action, but the reasonable fees and expenses of such counsel shall be at the expense of Trident, when and as incurred, unless (A) the employment of counsel by Trident has been authorized in writing by NEA, (B) Trident shall have reasonably concluded that there may be a conflict of interest between NEA and Trident in the conduct of the defense of such action, (C) NEA shall not in fact have employed independent counsel reasonably satisfactory to Trident to assume the defense of such action and shall have been so notified by Trident, (D) Trident shall have reasonably concluded and specifically notified NEA either that there may be specific defenses available to it which are different from or additional to those available to it or that such claim, action, suit or proceeding involves or could have a material adverse effect upon it beyond the financial resources of NEA or the scope of this Agreement, or (E) NEA fails to conduct such defense or settlement in a manner reasonably satisfactory to protect Trident fully. If clause (B), (C), (D) or (E) of the preceding sentence shall be applicable, then counsel for Trident shall have the right to direct the defense of such claim, action, suit or proceeding on behalf of Trident and the reasonable fees and disbursements of such counsel shall constitute Damages hereunder.

         (iii) If NEA does not elect to assume the defense of any such claim, or if it fails to conduct said defense or settlement in a manner reasonably satisfactory to protect Trident fully, Trident may engage independent counsel selected by Trident to assume the defense and may contest, pay, settle or compromise any such claim on such terms and conditions as the indemnified party may determine. The reasonable fees and disbursements of such counsel shall constitute Damages hereunder.

         (iv) Trident and NEA, as the case may be, shall be kept fully informed of such claim, action, suit or proceeding at all stages thereof whether or not such party is represented by its own counsel.

         6.3 COOPERATION. The parties hereto agree to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any claim, action, suit or proceeding brought by any third party. Where counsel has been selected by NEA or by Trident pursuant to Section 6.2, NEA or Trident, as the case may be, shall be entitled to rely upon the advice of such counsel in the conduct of the defense.

         6.4 CONFIDENTIALITY. The parties agree to cooperate in such a manner as to preserve in full the confidentiality of all confidential business records and the "attorney-client and work-product privileges. In connection therewith, each party agrees that (a) it will use its best efforts, in any action, suit or proceeding in which it has assumed or participated in the defense, to avoid production of confidential business records and (b) all communications between any party hereto and counsel responsible for or participating in the defense of any action, suit or proceeding shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

         7.  NOTICES.

                  Any notices or other communications required or permitted hereunder shall be sufficiently given if in writing (including telecommunications) and delivered personally or sent by telex, telecopy or other wire transmission (with request for assurance in a manner typical with respect to communications of that type), federal express or other overnight air courier (postage prepaid), registered or certified mail (postage prepaid with return receipt requested), addressed as follows or to such other address of which the par-ties may have given notice:

         To NEA:
                           50 Cherry Hill Road
                           Suite 106
                           Parsippany, New Jersey  07054
                           ATTN: President

         To Trident:
                           3592 Route 22 West
                           PO Box 398
                           Whitehouse, New Jersey 08888
                           ATTN: President

         Unless other-wise specified herein, such notices or other communications shall be deemed received (a) on the date delivered, if delivered personally or by wire transmission; (b) on the next business day after mailing or deposit with an overnight air courier; or (c) five business days after being sent, if sent by registered or certified mail.

         8. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Neither NEA nor Trident may assign all or a portion of its rights and obligations hereunder without the prior written consent of the other party, except that Trident may assign all or a portion of its rights and obligations hereunder to an affiliate of Trident, provided that Trident shall remain liable for the performance of Trident's obligations under this Agreement. Any assignment in contravention of this provision shall be void.

         9. ENTIRE AGREEMENT; AMENDMENTS, ATTACHMENTS.

         (a) This Agreement, all Schedules and Exhibits hereto, and all agreements and instruments to be delivered by the parties pursuant hereto represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between such parties except as expressly provided herein. Trident and NEA may amend or modify this Agreement, in such manner as may be agreed upon, by a written instrument executed by Trident and NEA.

         (b) If the provisions of the Schedule or Exhibit to this Agreement are inconsistent with the provisions of this Agreement, the provisions of the Agreement shall prevail. The Exhibits and Schedules attached hereto or to be attached hereafter are hereby incorporated as integral parts of this Agreement.

         10. EXPENSES.

         Except as otherwise expressly provided herein, Trident and NEA shall each pay their own expenses in connection with this Agreement and the transactions contemplated hereby. It is understood and agreed that NEA's expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, but not limited to, professional fees, shall not be assumed by Trident.

         11.  LEGAL FEES.

         In the event that legal proceedings are commenced by Trident against NEA, or by NEA against Trident, in connection with this Agreement or the transactions contemplated hereby, the party or parties which do not prevail in such proceedings shall pay the reasonable attorneys' fees and other costs and expenses, including investigation costs, incurred by the prevailing party in such proceedings.

         12.  GOVERNING LAW.

         This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without reference to conflicts of laws rules or principles.

         13.  SECTION HEADINGS.

         The section headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

         14.  SEVERABILITY.

         The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

         15.  COUNTERPARTS.

         This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.


         IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the date and year first above written.


                       Trident Systems International, Inc


                          By: ________________________
                          Its      President


                          National Employment Alternatives, Inc.


                          By: ________________________
                          Its      President